Exhibit 10.19

AMENDED AND RESTATED CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT (this “Agreement”) is entered into by and between Zeno Management, Inc., a Delaware corporation (the “Company”) and a wholly owned subsidiary of Zentalis Pharmaceuticals, LLC (the “Parent”), and Cam Gallagher (“Consultant”), and shall be effective as of February 25, 2020 (the “Effective Date”).

WHEREAS, the Company and Consultant are parties to that certain Consulting Agreement dated February 1, 2019 (the “Original Agreement”); and

WHEREAS, the Company and Consultant desire to amend and restate the Original Agreement, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.    Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a)    “Board” means the Board of Directors of the Company.

(b)    “Cause” means any of the following:

(i)     Consultant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates or any material breach of a written agreement between Consultant and the Company or any affiliate, including without limitation a material breach of any confidentiality, non-compete, non-solicit or similar agreement;

(ii)     Consultant’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by Consultant to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States);

(iii)     Consultant’s gross negligence or willful misconduct or Consultant’s willful or repeated failure or refusal to substantially perform his services under this Agreement;

(iv)    any act of fraud, embezzlement, material misappropriation or dishonesty committed by Consultant against the Company or its affiliates; or

(v)     any acts, omissions or statements by Consultant which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or its affiliates;

provided, however, that prior to the determination that “Cause” under clauses (i), (iii), (iv) or (v) of this Section 1(b) has occurred, the Company shall (A) provide to Consultant in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (B) other than with respect to clause (v) above which specifies the applicable period of time for Consultant to remedy his breach, afford Consultant a reasonable opportunity to remedy any such breach, (C) provide Consultant an opportunity to be heard prior to the final decision to terminate Consultant’s service hereunder for such “Cause” and (D) make any decision that such “Cause” exists in good faith.

The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to terminate this Agreement or Consultant’s services for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

(c)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations and other interpretive guidance issued thereunder.

(d)    Consultant’s “Permanent Disability” shall be deemed to have occurred if Consultant shall become physically or mentally incapacitated or disabled or otherwise unable fully to perform his services hereunder for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar-day period. The existence of Consultant’s Permanent Disability shall be determined by the Company on the advice of a physician chosen by the Company and the Company reserves the right to have Consultant examined by a physician chosen by the Company at the Company’s expense.

(e) “Separation from Service,” with respect to Consultant, means Consultant’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

2.     Services to Be Rendered.

(a)    Services. Consultant shall be engaged as a consultant to the Company and will serve as the Executive Director of the Company. In such capacity, Consultant shall perform all projects agreed upon by the CEO and Consultant related to such role. Consultant shall perform the services at the Company’s offices in San Diego, California, or such other locations as mutually agreed upon by the CEO and Consultant from time to time. Consultant shall be subject to and comply with the policies and procedures generally applicable to similarly-situated service providers of the Company to the extent the same are not inconsistent with any term of this Agreement. Consultant will not perform any services for the Company except as authorized or requested by the CEO.

(b)    Time Commitment. Subject to the terms of this Agreement, Consultant will, to the best of Consultant’s ability, devote at least fifty percent (50%) of his productive time and efforts to the performance of the services hereunder. Unless otherwise determined by Consultant and the CEO, the manner and means by which Consultant chooses to complete projects are in Consultant’s sole discretion and control. In performing the services and completing the projects, Consultant will use Consultant’s own equipment, tools and other materials at Consultant’s own expense, unless otherwise determined by Consultant and the CEO. Consultant may not subcontract or otherwise delegate Consultant’s obligations under this Agreement. Consultant will perform the services, and provide the results thereof, with the highest degree of professional skill and expertise.

3.    Compensation and Benefits. The Company shall pay or provide, as the case may be, to Consultant the compensation and other benefits and rights set forth in this Section 3.

(a)    Retainer. The Company shall pay to Consultant an annual retainer of $203,949.84, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). Effective upon the proposed public offering of the common stock of Parent following its statutory conversion into a Delaware corporation (the “IPO”), Consultant’s retainer shall be increased to $25,000 per month, with retroactive effect to January 1, 2020 (and Consultant shall receive a lump sum cash payment in the amount of any incremental retainer that would otherwise have been paid during the period commencing on January 1, 2020 through the date of the closing of the IPO, as if such increased rate had been in effect, within ten (10) days following such closing). Consultant’s retainer shall be subject to review annually by and at the sole discretion of the Board or its designee.

(b)    Annual Bonus. Consultant shall participate in any annual bonus plan that the Board or its designee may approve for similarly-situated service providers of the Company. In addition to Consultant’s base salary, Consultant may be eligible to earn, for each fiscal year of the Company ending during the term of Consultant’s service with the Company, an annual cash performance bonus under the Company’s bonus plan, as approved from time to time by the Board. Consultant’s target bonus under any such annual bonus plan shall be forty percent (40%) of Consultant’s base salary actually paid for the year to which such annual bonus relates (the “Target Bonus”). Consultant’s actual annual bonus will be determined on the basis of Consultant’s and/or the Company’s or its affiliates’ attainment of financial or other performance criteria established by the Board or its designee in accordance with the terms and conditions of such bonus plan. Except as otherwise provided in this Agreement, Consultant must be providing services to the Company on the date of payment of such annual bonus in order to be eligible to receive such annual bonus. Consultant hereby acknowledges and agrees that nothing contained herein confers upon Consultant any right to an annual bonus in any year, and that whether the Company pays Consultant an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

(c)     Benefits. Consultant will not be entitled to any of the benefits which the Company may make available to its employees, such as group insurance, profit-sharing or retirement benefits.

(d)    Expenses. The Company shall reimburse Consultant for reasonable out-of-pocket business expenses incurred in connection with the performance of his services hereunder, subject to such policies as the Company may from time to time establish, and Consultant furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

(e)    Equity and Other Benefit Plans. Consultant shall be entitled to participate in any equity plan that is generally available to similarly-situated service providers of the Company. Except as otherwise provided in this Agreement, Consultant’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

4.    Termination. Consultant shall be entitled to receive benefits upon a Separation from Service only as set forth in this Section 4:

(a)    Term and Termination. The Company and Consultant acknowledge that Consultant’s services under this Agreement may be terminated by either party at any time for any or no reason, upon twelve (12) months’ advance written notice to the other party, during which period Consultant shall continue to provide the services described in this Agreement and shall continue to be eligible to receive the compensation described in Section 3 above. In addition, the Company may terminate Consultant’s services under this Agreement immediately for Cause (including during such notice period). If Consultant’s service terminates for any reason, Consultant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement. Consultant’s service under this Agreement shall be terminated immediately on the death or Permanent Disability of Consultant.

(b)    Termination Payments. Upon Consultant’s termination of service under this Agreement for any reason, the Company shall pay to Consultant his fully earned but unpaid retainer, when due, through the date of Consultant’s termination at the rate then in effect, plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Consultant may be entitled pursuant to the terms of such plans or agreements at the time of Consultant’s termination. In addition, upon Consultant’s termination of service under this Agreement for any reason other than (i) by the Company for Cause, (ii) as a result of his voluntary termination of this Agreement without providing the requisite advance notice to the Company pursuant to Section 4(a) above, or (iii) as a result of Consultant’s death or Permanent Disability, Consultant shall (x) receive his annual bonus for any calendar year that has elapsed prior to the date of such termination in accordance with Section 3(b) above, to the extent not paid prior to the date of such termination, payable at the time annual bonuses are paid to the Company’s service providers generally for such year (but in no event later than March 15 of the calendar year in which such termination occurs), and (y) remain eligible to receive his annual bonus for the year in which such termination occurs pursuant to Section 3(b) above, prorated for the portion of the year that has expired prior to the date of the termination of service, based on actual performance for such year as determined by the Board pursuant to Section 3(b) (with any individual performance component calculated at no less than one hundred percent (100%) of target), payable at the time annual bonuses are paid to the Company’s service providers generally for such year (but in no event later than March 15 of the calendar year following the year in which such termination occurs).

(c)    Exclusive Remedy. Except as otherwise expressly required by law or as specifically provided herein, all of Consultant’s rights to compensation and other amounts hereunder (if any) accruing after the termination of Consultant’s service shall cease upon such termination. In the event of Consultant’s termination of service with the Company, Consultant’s sole remedy shall be to receive the payments and benefits described in this Section 4. In addition, Consultant acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Consultant as a result of the payments and benefits received by Consultant pursuant to this Section 4, including, without limitation, any excise tax imposed by Section 4999 of the Code.

(d)    No Mitigation. Consultant shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other engagements, employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Consultant as the result of engagement or employment by another company or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Consultant to the Company may be offset by the Company against amounts payable to Consultant under this Section 4.

(e)    Return of the Company’s Property. In the event of Consultant’s termination of service for any reason, the Company shall have the right, at its option, to require Consultant to vacate his offices prior to or on the effective date of separation and to cease all activities on the Company’s behalf. Upon Consultant’s termination of service in any manner, as a condition to Consultant’s receipt of any termination payments described in this Agreement, Consultant shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Consultant shall deliver to the Company a signed statement certifying compliance with this Section 4(e) prior to the receipt of any termination payments described in this Agreement.

5.    Certain Covenants.

(a)    Noncompetition. Except as may otherwise be approved by the Board, during the term of Consultant’s service, Consultant shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Consultant may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Consultant (i) is not a controlling person of, or a member of a group which controls, such entity; or (ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

(b)    Confidential Information. Consultant and the Company have entered into the Company’s standard proprietary information and inventions assignment agreement (the “Proprietary Information and Inventions Agreement”). Consultant agrees to perform each and every obligation of Consultant therein contained.

(c)    Solicitation of Employees. During the term of Consultant’s service and for one (1) year thereafter (the “Restricted Period”), Consultant will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the Company or its affiliates to terminate his relationship with the Company or its affiliates in order to become an employee, consultant or independent contractor to or for any other person or entity, or otherwise encourage or solicit any employee of the Company or its affiliates to leave the

Company or such affiliates for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company; provided that the foregoing shall not affect any responsibility Consultant may have in connection with his services with respect to the bona fide hiring and firing of Company personnel.

(d)    Solicitation of Consultants. Consultant shall not during the term of Consultant’s service and for the Restricted Period, directly or indirectly, hire, solicit or encourage to cease work with the Company or any of its affiliates any consultant then under contract with the Company or any of its affiliates.

(e)    Nondisparagement. Consultant agrees that neither he nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, Parent, or their respective board members, officers, employees or businesses. The Company agrees that neither its Board members nor officers, nor the board members or officers of Parent, shall disparage or otherwise communicate negative statements or opinions about Consultant. Except as may be required by law, neither Consultant, nor any member of Consultant’s family, nor anyone else acting by, through, under or in concert with Consultant will disclose to any individual or entity (other than Consultant’s legal or tax advisors) the terms of this Agreement.

(f)    Rights and Remedies Upon Breach. If Consultant breaches or threatens to commit a breach of any of the provisions of this Section 5 (the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i)    Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company; and

(ii)    Accounting and Indemnification. The right and remedy to require Consultant (A) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Consultant or any associated party deriving such benefits as a result of any such breach of the Restrictive Covenants; and (B) to indemnify the Company against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Restrictive Covenants.

(g)    Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Consultant hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

(h)    Enforceability in Jurisdictions. The Company and Consultant intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Consultant that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(i)    Whistleblower Provision. Nothing herein shall be construed to prohibit Consultant from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Consultant acknowledges that the Company has provided Consultant with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the proprietary information to Consultant’s attorney and use the proprietary information in the court proceeding, if Consultant files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

(j)    Definitions. For purposes of this Section 5, the term “Company” means not only Zeno Management, Inc., but also Parent as well as any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with Zeno Management, Inc.

6.    Insurance; Indemnification.

(a)    Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Consultant, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Consultant shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

(b)    Indemnification. Consultant will be provided with indemnification against third party claims related to his work for the Company to the extent permitted by Delaware law. The Company shall provide Consultant with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for its executive officers.

7.    Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Consultant’s service or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures (the “Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.jamsadr.com. If the parties are unable to agree upon an arbitrator, one shall be appointed by JAMS in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, Consultant and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of Consultant’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of Consultant’s termination of service. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, JAMS administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Consultant’s service. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Consultant and the Company expressly waive their right to a jury trial.

8.    General Relationship. Consultant’s relationship with the Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship with Consultant. Consultant is not the agent of the Company and is not authorized to make any representation, warranty, contract, or commitment on behalf of the Company. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of the services hereunder and receipt of fees under this Agreement. The Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law. Because Consultant is an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf (or for any individual performing services on behalf of Consultant). Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant under this Agreement.

9.    Miscellaneous.

(a)    Modification; Prior Claims. This Agreement and the Proprietary Information and Inventions Agreement (and the other documents referenced therein) set forth the entire understanding of the parties with respect to the subject matter hereof, and supersede all existing agreements between them concerning such subject matter, including the Original Agreement. This Agreement may be amended or modified only with the written consent of Consultant and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(b)    Assignment; Assumption by Successor. The rights of the Company under this Agreement may, without the consent of Consultant, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(c)    Survival. The covenants, agreements, representations and warranties contained in or made in Sections 4, 5, 6, 7 and 9 of this Agreement shall survive Consultant’s termination of service.

(d)    Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e)    Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f)    Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g)    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email, telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Consultant at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

(h)    Severability. All Sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

(i)    Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Sections 5 and 7, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(j)    Non-transferability of Interest. None of the rights of Consultant to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Consultant. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Consultant to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(k)    Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word “person” shall include any corporation, firm, partnership or other form of association.

(l)    Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

(m)    Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(n)    Withholding and Other Deductions. All compensation payable to Consultant hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(o)     Code Section 409A.

(i)    This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the payments payable hereunder shall be paid no later than the later of: (A) the fifteenth (15th) day of the third month following Consultant’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such amounts are is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Each series of installment payments made under this Agreement is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code. For purposes of this Agreement, all references to Consultant’s “termination of service” shall mean Consultant’s Separation from Service.

(ii)    If Consultant is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of Consultant’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Consultant is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 9(o)(ii) shall be paid or distributed to Consultant in a lump sum on the earlier of (A) the date that is six (6)-months following Consultant’s Separation from Service, (B) the date of Consultant’s death or (C) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(iii)    To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. If Consultant and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Consultant and the Company agree to amend this Agreement, or take such other actions as Consultant and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

(iv)    Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Consultant’s taxable year following the taxable year in which Consultant incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Consultant’s shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Consultant’s, and Consultant’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ZENO MANAGEMENT, INC.

By:	/s/ Anthony Y. Sun, M.D.
Name:	Anthony Y. Sun, M.D.
Title:	President and Chief Executive Officer

CONSULTANT

/s/ Cam Gallagher
Cam Gallagher

SIGNATURE PAGE TO CONSULTING AGREEMENT